UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 26, 2015

ECOLAB INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9328	41-0231510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 Wabasha Street North, Saint Paul, Minnesota	55102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	1-800-232-6522

(Not applicable)
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 5.02   Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)       On February 26, 2015, the board of directors of Ecolab Inc., a Delaware corporation (“Ecolab”), increased the size of the board of directors to 15 directors and approved the appointment of Tracy B. McKibben as a member of the board of directors. Ms. McKibben will serve as a member of the Audit Committee and the Finance Committee of Ecolab’s board of directors.

Ms. McKibben is founder and president of MAC Energy Advisors LLC, a consulting company that assists clients on alternative energy and clean technology investments, and strategic opportunities across a global platform. Before founding MAC Energy in 2010, she served as managing director and head of Environmental Banking Strategy for Citigroup Global Markets from 2007 to 2009. Prior to joining Citigroup, Ms. McKibben served on the National Security Council at The White House from 2003 to 2007 as director of European Economic Affairs and European Union Relations, and as acting senior director for European Affairs. Before joining the National Security Council, Ms. McKibben held various senior advisory roles within the U.S. Department of Commerce from 2001 to 2003. She also serves as a director of ROI Acquisition Corp. II.

Following the effective date of her appointment as an Ecolab director, Ms. McKibben will be entitled to participate in Ecolab’s regular director compensation arrangements.  Information regarding Ecolab’s director compensation arrangements is included in the definitive proxy statement relating to Ecolab’s 2014 annual stockholders meeting filed with the SEC on March 21, 2014, and is incorporated herein by reference, subject to the following changes to such arrangements made effective as of January 1, 2015: (1) the annual retainer was increased from $100,000 to $105,000 and (2) the annual deferred stock unit award was increased from $72,500 to $100,000.

A copy of the News Release issued by Ecolab in connection with this report under Item 5.02(d) is attached as Exhibit (99).

Item 9.01 Financial Statements and Exhibits.

(d)      Exhibits.

(99)                                             Ecolab Inc. News Release dated February 26, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECOLAB INC.
Date: February 26, 2015	By:	/s/David F. Duvick
David F. Duvick
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description	Method Of Filing

(99)	Ecolab Inc. News Release dated February 26, 2015.	Filed herewith electronically.